Exhibit 10.1

April 21, 2014

Glenn Coleman

17 Carlisle Court

Chester, NJ 07930

Dear Glenn,

We are delighted to offer you the position of Corporate Vice President, Chief Financial Officer with Integra LifeSciences Corporation (“Integra”) one business day after Integra files the Form 10-Q for the quarter ended March 31, 2014 with the Securities and Exchange Commission, as early as May 2, 2014 and no later than May 13, 2014, and reporting to John B. Henneman III, Corporate Vice President, Finance and Administration, and Chief Financial Officer. In the event that the Form 10-Q is not filed by May 1, 2014, you will be hired as a Corporate Vice President of Integra and later appointed to Corporate Vice President and Chief Financial Officer as stated above. Your start date will be on May 2, 2014, as you and we may agree after taking in to account our requirements and those of your current employer. The salary for this position is $450,000 annually, paid in bi-weekly installments. Your position is exempt, making you ineligible for overtime.

You are eligible for a target short-term cash incentive award up to 50% of your base salary and for a target long-term equity incentive award up to 100% of your base salary under our discretionary bonus program, subject to the Company achieving its performance targets and you meeting your performance objectives. Any incentive award for 2014 will be prorated in your first year of employment based on your start date. You must be a current employee on the date the incentive awards are paid to be eligible to receive payment.

Upon joining Integra, you will be granted a one-time signing bonus of $250,000 USD cash. The $250,000 USD cash will be paid to you during the first pay period after your start date and subject to applicable local and federal tax withholdings. Should you decide in the first twenty-four months of employment to voluntarily leave the company, you will be required to repay the full amount of the cash sign-on bonus. You must be a current employee on the date the one-time sign-on award is paid to be eligible to receive payment.

Your annual equity incentive awards will be paid 50% in Performance Stock Units (PSUs), 30% in Non-Qualified Stock Options (Options), and 20% in Restricted Stock Awards (RSAs). PSUs reflect your opportunity to receive unrestricted shares of common stock of the Company contingent on the achievement of certain performance goals covering the applicable performance period, as described in the Award Agreement. Following certification of the achievement of the goal for each year of the performance period, Integra will issue to you the applicable number of shares of Integra common stock free of restrictions, less any shares withheld for taxes. In addition, the Award Agreement provides for a “catch-up” opportunity, in the event the performance requirement isn’t achieved for a single fiscal year. The PSUs, Options and RSAs will vest as follows: the first thirty-three percent (33%) will vest one year after the grant date, the second thirty-three percent (33%) will vest the second year after the grant date, and the final thirty-four percent (34%) will vest on the third year following the grant date.

Upon joining Integra, you will be granted a one-time signing bonus in equity awards equivalent to $1,400,000 USD at the time of grant. As with the annual equity incentive awards, the one-time signing award will be paid 50% in PSUs, 30% in Options, and 20% in RSAs. The first 25% of the award will vest on January 31, 2015 and the remaining shares will vest in three equal annual installments, beginning on the second anniversary of your start date or the first of the next following month. You must be a current employee on the date the one-time sign-on award is paid to be eligible to receive payment.

As an Integra employee, you will be eligible for our comprehensive benefits package that includes paid time off, health and welfare benefits, a 401(k) Plan, an employee stock purchase plan and an education assistance program. You and your eligible dependents will be eligible for health and welfare benefits (medical, dental, vision, life insurance, Core Short-Term Disability and flexible spending accounts) on your hire date. You will be eligible for Supplemental Short-Term Disability, Core and Long-Term Disability on the first of the month following 60 days from your hire date. You become eligible for the 401(k) plan on the first day of the month following your hire date and the employee stock purchase program on the first day of the calendar quarter following your hire date.

This offer is contingent upon satisfactory completion of Integra’s pre-employment screening process, including a background check and references. This offer is also contingent upon your signing the attached agreement. All employees are required to sign this document. Please review, sign and date the attached agreement and return it along with a copy of your signed offer letter. The original agreement should be sent to the Human Resources Department along with the other administrative forms in the new hire kit provided to you. If you have questions regarding the agreement, please contact the Human Resources Department. If you do not agree with the terms of this document, this offer of employment, including all of its terms, will be rescinded.

The U. S. Department of Justice requires all new hires to provide identification documents that establish both identity and employment eligibility, within three days of employment. A list of acceptable documents can be found on the back of the I-9 form. You will need to present the identification documents to your Human Resources Manager. If these identification documents are not provided within three days following your start date, termination of employment will ensue.

You will be responsible for the successful completion of your duties and responsibilities as assigned to your position. A copy of your job description will be provided to you on your first day of employment. As part of the new hire process, your manager will evaluate you after 90 days. The purpose of this evaluation is to determine, for both Integra LifeSciences and for you, whether the goals and duties of the position can be met.

Although Integra LifeSciences anticipates a mutually rewarding employment relationship, it is expressly understood and agreed that your employment is “at will”. Under this relationship, Integra LifeSciences may, at any time, decide to end an individual’s employment with or without cause or prior notification. Accordingly, we have no agreement that your employment will continue for any particular period of time. Likewise, you have the right to terminate your employment at any time. Should you desire to terminate this relationship, you agree to use your best efforts to give Integra LifeSciences 14 day’s written notice. Finally, we understand that this letter supersedes any and all previous discussions, verbal as well as written.

If you have any questions regarding this letter or its contents, please feel free to address them to me. If this offer is acceptable to you, please sign a copy of this letter and return it together with the signed agreement to me by April 29, 2014.

Integra LifeSciences is a growing company with an excellent future. Building our company is a rewarding experience, and we are looking forward to having you join us.

Sincerely,

Padma Thiruvengadam

Corporate Vice President, Chief Human Resources Officer

cc: Peter J. Arduini, Chief Executive Officer
John B. Henneman, III, Chief Financial Officer
Personnel File

I accept your offer of employment.

Signature:	/s/ Glenn Coleman	Date: 4/29/2014